Exhibit 23.3

TEPLOW GEOLOGIC
1518 Excelsior Ave.
Oakland, CA 94602
Tel: 510-530-2210, Fax: 510-530-1098
Cell: 510-918-2210, E-mail: teplow@aol.com

August 8, 2009

To Whom It May Concern:

Re: Consent of Teplow Geologic

In connection with U.S. Geothermal Inc’s registration statement on Form 10K, S-3, S-8 and related filings under the United States Securities Act of 1933, I, William Teplow, on behalf of Teplow Geologic. (“Teplow”), hereby consent to the use of Teplow’s name and to the use of the “Preliminary Assessment of the Neal Hot Spring Geothermal Prospect” dated June 16, 2006, references to the Technical Report, or portions thereof, or information derived from the Technical Report, in the Registration Statement.

Dated at Oakland, California this 8th day of August, 2009.

/s/ William Teplow
William Teplow
Consulting Geologist